Exhibit 99.1

Dear Investors:

We have received telephone calls recently from some investors asking us why we switched the offerings of debentures and demand notes from Georgia only registrations to federal registrations with the Securities and Exchange Commission. Attached to this letter are some of the reasons we switched to the federal registrations, all of which we believe are very positive for both the company and our investors going forward.

Please rest assured that we are committed to continuing to serve our investors in the same quality manner we have always done in the past. We take the trust you have placed in us very seriously. This is a very exciting time for our company and we hope you share our excitement. If you have any questions, please don’t hesitate to call our Executive Office at (877) 468-7878 (toll free) or (229) 248-0990.